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                                  EXHIBIT 99.1

Thursday May 2, 9:33 am Eastern Time
Press Release

SOURCE: International Travel CD's, Inc.

International Travel CD'S, Inc. Announces Signing of Definitive Agreement to Acquire Entertainment Group Controlled by Chris Schwartz

BALA CYNWYD, Pa.--(BUSINESS WIRE)--May 2, 2002--International Travel CD's, Inc. (OTCBB:ILCD - news; the "Company") today announced that it has signed a definitive agreement with Chris Schwartz to acquire Metropolitan Recording, Inc. ("Metropolitan"), a multimedia entertainment group. Closing on the acquisition is subject to a number of conditions, including the completion by the Company of a minimum of $5 Million in financing.
Upon closing of the transaction, Mr. Schwartz will become CEO of the Company, which plans to change its name to Trimedia Entertainment Group, Inc. Trimedia based in Philadelphia, Pennsylvania, will focus on the development of multimedia entertainment content for the music and film industry with operations including recording studios, record label, film, publishing, television production and artist/athlete management. One of TriMedia's first releases will be "Snipes", a DVD movie starring hip-hop recording star Nelly. Snipes recently debuted at the Philadelphia Film Festival and was awarded "Best Feature Film".

Mr. Schwartz stated, "during my career in the entertainment industry I have partnered and worked closely with the large international entertainment companies and I look forward to continuing those relationships as an independent multimedia company. The introduction of my entertainment holdings and business into the public markets is a natural progression for me and will allow me greater access to capital markets. I feel the convergence of film and music in the DVD format provides an excellent opportunity to introduce exciting entertainment projects."

Certain of the above statements contained in this press release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Exchange Act"). Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the Company's future growth and operating results, the uncertainty associated with obtaining sufficient financing, the uncertainty of market acceptance of the Company's products, technological change, competitive factors and general economic conditions. Except as otherwise required to be disclosed in periodic reports required to be filed by companies registered under the Exchange Act by the rules of the Securities and Exchange Commission, the Company has no duty and undertakes no obligation to update such statements.


Contact:

     International Travel CD's, Inc.
     Stephen P. Harrington, 610/660-5906